                                                                  EXHIBIT 10.8.3


                          CORPORATE SERVICES AGREEMENT
                          ----------------------------



This Agreement is dated as of December 2, 1996, between Media 100 Inc. (f/k/a Data Translation, Inc.), a Delaware corporation ("Parent"), and Data Translation, Inc. (f/k/a Data Translation II, Inc.), a Delaware corporation ("Sub").

WHEREAS, Parent and Sub have entered into a Distribution Agreement dated as of November 19, 1996 (the "Distribution Agreement"), pursuant to which Parent is assigning and transferring to Sub certain businesses and assets associated with Parent's data acquisition and imaging, commercial products and networking distribution businesses in exchange for the assumption by Sub of certain liabilities and obligations associated with such businesses and the issuance by Sub to Parent of shares of Sub common stock on such terms and conditions as are contained therein; and

WHEREAS, on November 15, 1996 the Board of Directors of Parent declared a dividend of all outstanding shares of Sub to the holders of record of the outstanding common stock of Parent, such dividend to be made on December 2, 1996 (the "Distribution Date"); and

WHEREAS, the Distribution Agreement provides that Parent and Sub shall enter into an agreement relating to certain transition services to be provided by Sub to Parent with respect to Parent's retained business after the Distribution Date, and this Agreement is entered into in order to fulfill that provision;

NOW, THEREFORE, in consideration of the foregoing and the other agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1      SERVICES TO BE PROVIDED.
               -----------------------

SECTION 1.1 TYPES OF SERVICES. During the term of this Agreement, Sub agrees to provide or to cause to be provided to Parent, and Parent agrees to purchase from Sub, on the terms provided herein the services described in Schedule A hereto (collectively, the "Services").

SECTION 1.2 ADDITIONAL SERVICES. During a period of transition following the Distribution Date, Parent may request that Sub provide additional administrative and support services to Parent until it is able to otherwise contract or arrange for such services. Upon a request for such additional services, Parent and Sub shall negotiate in good faith as to the scope of such services and the terms and conditions under which such services may be provided; provided that, unless otherwise agreed to by the parties, such services will be provided only to the extent, and on a basis comparable to that provided by Sub with respect to its own operations. A brief description of any mutually agreed-upon additional services to be provided will be added to Schedule A, and such additional services will be deemed to be a "Service" for all purposes under this Agreement unless expressly stated otherwise in such Schedule.

SECTION 1.3 SCOPE OF SERVICES. Each Service furnished pursuant to this Agreement shall be in all material respects equivalent to and limited to the same type, quality, quantity and timeliness of such service that Sub provides to its own organization and personnel, and to those of its other divisions. Parent acknowledges that such Services will be performed by those employees of Sub who perform similar services for Sub in the normal course of their employment. Accordingly, Sub shall not be obligated to make available any incremental Services to the extent that doing so would unreasonably interfere with the performance of any employee of Sub in connection with his or her responsibilities to Sub, require additional staff or otherwise cause an unreasonable burden to Sub. Duly authorized agents of Sub shall have the right to enter the premises of Parent to the extent reasonably necessary or convenient to provide the Services.


If Sub ceases to provide any of the Services to its own business units or if the level of such Services is reduced for any reason, Sub may also cease to provide or reduce the level of such Services provided to Parent under this Agreement. In the event of any substantial reduction or a substantial increase or other material change in the level or scope of any of the Services required by Parent during the term of this Agreement, the parties agree to negotiate in good faith an equitable adjustment of the fee payable therefor. Sub agrees to provide Parent as promptly as practicable notice of any substantial change in the level of such Services provided under this Agreement, but in no event shall Sub provide less than thirty (30) days advance notice of such date of any service discontinuance.

SECTION 2      CHARGES AND PAYMENTS.
               --------------------

SECTION 2.1 CHARGES FOR SERVICES. It is the intention of the parties hereto that the charges for Services to be provided pursuant to this Agreement shall be determined and allocated according to methods consistent with past practices and procedures observed by Parent prior to the Distribution Date concerning intercompany services and accounts, with a view in every case toward providing Sub with a reimbursement of fully allocated direct and indirect costs of providing Services but without any profit to Sub, or as may otherwise be mutually agreed upon by the parties. Charges for each Service shall be determined on a monthly basis. With respect to any Services which are provided for a period which is less than a full calendar month, or where the scope of such services is changed in accordance with Section 1.3 during such period, the charges with respect to such Service shall be appropriately pro-rated.

SECTION 2.2 PAYMENTS FOR SERVICES. As soon as practicable, but in no event more than fifteen (15) days, following the last business day of a calendar month during which this Agreement is in effect, Sub shall submit to Parent a written invoice for the aggregate amount to be charged to Parent for Services rendered during the just completed month; provided that each such invoice shall indicate the amount of charges being assessed for each Service provided and shall include such documentation as is reasonably necessary to substantiate such amounts. Parent shall pay to Sub the invoiced amount within thirty (30) days after receipt of an invoice.

Whenever the provision of any Service pursuant to this Agreement is terminated for any reason, Sub shall, as promptly as practicable, but in no event more than fifteen (15) business days, after the termination of such Service, submit to Parent a written invoice for the aggregate amount still owed to Sub with respect to such Service, together with such documentation as is reasonably necessary to substantiate such amounts. Parent shall pay to Sub the invoiced amount within thirty (30) days after receipt of an invoice.

SECTION 2.3 TAXES OR OTHER GOVERNMENTAL CHARGES. All federal, state and local taxes, charges, fees and similar liabilities, except taxes based on Sub's net income, which are levied on either party in connection with the provision of any Services hereunder, shall be for Parent's account and paid directly by Parent or, if required to be paid by Sub, shall be added to the next invoice. Sub shall provide Parent with evidence of the payment of any such taxes by Sub with such invoice.

SECTION 2.4 OUT-OF-POCKET/DIRECT EXPENSES. Parent agrees to pay directly or to reimburse Sub for all reasonable out-of-pocket and direct expenses incurred by Sub in respect of the provision of any Services, including all reasonable expenses for outside accounting, legal, recruiting, consulting, marketing and other professional services. All payments or reimbursements to be made under this Section 2.4 by Parent shall, except as otherwise provided herein, be made not later than thirty (30) days following receipt by Parent of an invoice therefor.

SECTION 3      INDEPENDENT CONTRACTOR STATUS.
               -----------------------------

In carrying out the provisions of this Agreement, each party is and shall be deemed to be for all purposes separate and independent entities. Sub shall select its employees and agents, and such employees and agents shall be under the exclusive and complete supervision and control of Sub. Sub hereby acknowledges responsibility for full payment of wages and other compensation to all employees and agents engaged in the performance of the Services hereunder. It is the express intent of this Agreement that Sub shall render and perform the Services as an independent contractor in accordance with its own standards, subject to its compliance with the provisions of this Agreement.

SECTION 4      LIMITED LIABILITY; INDEMNIFICATION.
               ----------------------------------

SECTION 4.1 LIMITED LIABILITY. Neither party shall be liable to the other party for any special, indirect, incidental, exemplary or consequential damages, or for loss of profits or revenues, whether arising in contract, tort (including negligence), under any warranty or otherwise, arising out of its performance or non-performance under this Agreement or the termination of this Agreement, even if Parent or Sub, as the case may be, has been advised of the possibilities of such damages.

SECTION 4.2 DISCLAIMER OF WARRANTY. SUB MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES TO BE PROVIDED BY IT UNDER THIS AGREEMENT. In the event the performance or non-performance of any Service to be provided hereunder results in direct damages to Parent, Sub shall be liable only to the extent such performance or non-performance was the result of Sub's gross negligence or willful misconduct, and Sub's maximum, cumulative and sole liability to Parent for such direct damages shall be limited to an amount up to the aggregate amount actually paid by Parent to Sub for such Service up to the date of the performance or non-performance giving rise to the direct damages. Parent acknowledges that such payment constitutes fair and reasonable compensation for any direct damages. Notice of any claim for direct damages must be made within one (1) year of the date of the event giving rise to such claim and such claim must specify the damage amount claimed and a description of the Service and the act or omission giving rise to the claim.

SECTION 4.3 INDEMNIFICATION. Parent hereunder agrees to indemnify and hold harmless Sub, its directors, officers, employees, agents, representatives, shareholders, transferees, successors and assigns against any claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including reasonable attorneys' fees and disbursements) related to or arising out of or connected with such Services, regardless of the legal theory asserted. The foregoing indemnity applies to claims, actions and demands for which Sub may be, or may be claimed to be, partially or solely liable; provided that the foregoing indemnity will not apply with respect to any claim for direct damages asserted by Parent against Sub as provided in Section 4.2 above.

SECTION 5      TERM OF AGREEMENT.
               -----------------

SECTION 5.1 TERM. This Agreement shall become effective on the Distribution Date and shall remain in effect until the earlier of (a) the discontinuance or termination of all Services to be provided hereunder in accordance with the terms of this Agreement and (b) December 31, 1997.

SECTION 5.2 DISCONTINUATION OR TERMINATION OF SERVICES. Parent may discontinue its use of any such Service upon written notice given to Sub not less than thirty (30) days prior to the proposed date of service discontinuance. In addition, upon the occurrence and continuance of a default by either party in connection with the provision of, or payment for, any Service hereunder for a period of ten (10) days after written notice thereof has been given to the defaulting party, the non-defaulting party may terminate such Service and shall have no further obligation to the other party with respect thereto. Notwithstanding any termination of this Agreement or any Services to be provided hereunder, the provisions of Sections 2 and 4 shall remain in effect indefinitely or until such time as the obligations of both parties hereunder shall have been fully discharged.

Once a Service is discontinued or terminated in accordance with the terms of this Agreement, Sub shall not again be obligated to later reinstate such Service; provided, however, that to the extent Sub is thereafter requested to provide any discontinued or terminated Service to Parent, including any transition-related assistance necessary for any other organization to perform the discontinued or terminated Service, and Sub consents to provide such Service, Sub shall be entitled to compensation reflecting incurred costs with respect thereto.

SECTION 6      MISCELLANEOUS.
               -------------

SECTION 6.1 FORCE MAJEURE. Anything contained in this Agreement to the contrary notwithstanding, Sub's performance of its duties and obligations hereunder shall be excused to the extent that failure of performance is caused by any act of force majeure, including but not limited to acts of God or the public enemy, acts of the government in its sovereign capacity, fires, floods, epidemics, quarantine restrictions, freight embargoes, strikes, unusually severe weather, sabotage or any other or similar event or casualty beyond the reasonable control of Sub; provided that Parent shall not be obligated to pay such party for such Services to the extent that Sub is unable to perform as a result of a force majeure condition. Sub shall promptly notify Parent of such events and make every reasonable effort to restore such Services. Notwithstanding the foregoing, Parent shall be responsible for making its own alternative arrangements with respect to interrupted Services during the pendency of any force majeure condition.

SECTION 6.2 ACCESS TO INFORMATION; CONFIDENTIALITY. The provisions of the Distribution Agreement relating to the access to information and confidentiality shall apply with respect to any information obtained or learned by either party from the other party in connection with the parties' performance of their respective obligations hereunder. This Section shall survive the termination of this Agreement.

SECTION 6.3 DISPUTE RESOLUTION. All disputes, controversies or claims between Parent and Sub arising out of or relating to this Agreement, including without limitation the breach, interpretation or validity of any term or condition hereof, shall be resolved in accordance with the provisions of the Distribution Agreement relating to dispute resolution.

SECTION 6.4 AMENDMENT AND WAIVER. No amendment of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the parties hereto. Any failure of any party to comply with any obligation, agreement or condition hereunder may only be waived in writing by the other party but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Agreement or default by the other party shall constitute a waiver of such party's right to enforce any provisions hereof or to take any such action.

SECTION 6.5 NOTICES. Any notice to any party hereto given pursuant to this Agreement shall be in writing and shall be given by the means, and to the addresses, set forth in the "Notices" section of the Distribution Agreement.

SECTION 6.6 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and be binding upon and enforceable against the respective successors and assigns of the parties hereto, provided that this Agreement may not be assigned by either party without the prior written consent of the other party, and any attempt to assign any rights or obligations hereunder without such consent shall be void.

SECTION 6.7 ENTIRE AGREEMENT; PARTIES IN INTEREST. This Agreement (including the Schedules hereto and the provisions of the Distribution Agreement incorporated herein by reference) comprises the entire agreement between the parties hereto as to the subject matter hereof and supersedes all prior agreements and understandings between them relating thereto and, except as provided Section 4.3, is not intended to confer upon any person other than the parties hereto (including their successors and permitted assigns) any rights or remedies hereunder.

SECTION 6.8 SEVERABILITY. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such terms or provisions to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

SECTION 6.9 CAPTIONS. Captions and headings are supplied herein for convenience only and shall not be deemed a part of this Agreement for any purpose.

SECTION 6.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof.

SECTION 6.11 COUNTERPARTS. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding upon the parties hereto, notwithstanding that the parties are not signatory to the same counterpart.

IN WITNESS WHEREOF, Parent and Sub have caused this Agreement to be duly executed by their authorized representatives as an agreement under seal, all as of the day and year first written above.


MEDIA 100 INC.


By: /s/ John A. Molinari
    ----------------------------------------
Name:  John A. Molinari
Title: President and Chief Executive Officer


DATA TRANSLATION, INC.


By: /s/ Alfred A. Molinari, Jr.
    ----------------------------------------
Name:  Alfred A. Molinari, Jr.
Title: Chairman and Chief Executive Officer

                                   SCHEDULE A
                                       TO
                          CORPORATE SERVICES AGREEMENT
                                     BETWEEN
                    MEDIA 100 INC. AND DATA TRANSLATION, INC.



1.   Accounting and Finance:
     ----------------------

     Cost accounting - tracking of inventory accounts (record work order variances, purchase order variances, material transactions and consignment usage; reclassify no charge items; verify scrap costs; record closed for manufacturing work orders; reclassify direct labor from indirect labor - assembly and test; and standards revaluation); Accounts payable (track, pay and file invoices); Payroll (maintain payroll function and train new personnel)

2.   Information Systems Service and Support:
     ---------------------------------------

     VAX hardware, software support services, Net connections, dial-in access, back-ups; Intervoice IVR use, maintenance; offsite storage; Internet connectivity; use of telephone system, installation of telephones and voice mail and related maintenance and support; e-mail systems support and maintenance

3.   Purchasing Support (Dept. 423):
     ------------------------------

     Provide procurement and delivery for all Media 100 materials and equipment, including manufacturing inventory, capital equipment and miscellaneous support items; maintain all corporate agreements and follow-up corrective actions with outside suppliers; identify and execute cost reduction opportunities

4.   Material Planning (Dept. 428):
     -----------------------------

     Provide forecasting and planning support for Media 100 materials and manufacturing, including loading material forecasts into MRP, verifying material availability, reviewing ECO's for material impact and periodically programming parts


5.   Mail, Shipping and Receiving, Invoicing (Dept. 428):
     ---------------------------------------------------

     Provide shipping and receiving support for all Media 100 material including manufacturing and miscellaneous equipment; incoming inspection to be performed as required on PCB's, cables, junction boxes, etc.; distribution of out-going mail; preparation of invoices

6.   Document Control (Dept. 535):
     ----------------------------

     Provide complete document control services to Media 100, including LOM and price file maintenance, master document and disk control and duplication, and MRP data entry; conduct weekly ECO reviews and ensure ECO's are properly reviewed and authorized

 7.  Second Shift Supervision:
     ------------------------

     Provide administrative support to Parent second shift manufacturing operations at Sub's facilities


 8.  Environmental Stress Screening (ESS):
     ------------------------------------

     Provide ESS service to Media 100 including maintenance of equipment and loading and unloading of chambers when necessary